Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz First Senior Vice President Director of Marketing & Public Relations 973-305-4005

VALLEY NATIONAL BANCORP TO PARTIALLY REDEEM ITS

VNB CAPITAL TRUST I PREFERRED SECURITIES

WAYNE, N.J. – Friday, December 16, 2011 –Valley National Bancorp (NYSE: VLY) (“Valley”), the holding company of Valley National Bank, announced that it will deliver a notice of redemption effective January 17, 2012 of principal face amount of $10,000,000 of the 7  3/4% Trust Preferred Securities issued by VNB Capital Trust I, Valley’s subsidiary trust.

The Trust Preferred Securities are publicly traded under the ticker symbol “VLYPRA” on the New York Stock Exchange. From time to time since the call date in November 2006, Valley’s Board has granted management authorization to call, all or part of the remaining Trust Preferred Securities for redemption prior to their stated maturity date of December 15, 2031. Excluding the securities related to the notice of redemption effective in January 2012 described above, Valley has redeemed $40 million of the original $200 million contractual principal balance of the Trust Preferred Securities issued by VNB Capital Trust I.

About Valley

Valley is a regional bank holding company with over $14 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 197 branches in 135 communities serving 14 counties throughout northern and central New Jersey, Manhattan, Brooklyn and Queens. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call the local 24/7 Customer Service at 800-522-4100.

1455 Valley Road, Wayne, NJ 07470      phone: 973-305-3380      fax: 973-696-2044      www.valleynationalbank.com